MSB FINANCIAL, INC. REPORTS EARNINGS
FOR SECOND QUARTER

Marshall, Michigan, January 20, 2004/Business Wire/ -- MSB Financial, Inc. (Nasdaq SmallCap: MSBF), the holding company for Marshall Savings Bank, FSB, with its fiscal year ending June 30, 2004, today reported financial results for the three and six month periods ended December 31, 2003.

Net income for the three month period ended December 31, 2003 totaled $145,000, or $.11 per diluted share, compared to $454,000, or $.35 per diluted share for the same period the previous year, a decrease of 68.1%. For the six month period ended December 31, 2003, net income totaled $476,000, or $.36 per diluted share, compared to $923,000, or $.74 per diluted share for the same period the previous year, a decrease of 48.4%. The decrease in net income for the stated periods was primarily the result of decreased income from gain on sale of loans and fees related to decreased secondary market activity, as well as payment of professional fees totaling $127,500 paid during the six month period, which is associated with the pending merger with Monarch Community Bancorp.

Net interest income for the three month period ended December 31, 2003 decreased 19.2% to $851,000, compared to $1.1 million for the same period last year. Net interest income for the six month period ended December 31, 2003 decreased 17.0% as compared to the same period the previous year. Contributing to decreases in net interest income were adjustable rate loans repricing at lower interest rates during the stated periods.

Noninterest income totaled $390,000 for the three month period ended December 31, 2003, compared to $650,000 for the same period the previous year, a decrease of 40%. For the six month period ended December 31, 2003, noninterest income totaled $926,000, compared to $1.2 million for the same period last year, a decrease of 23.3%. This decrease was primarily due to decreased secondary market activity during the stated periods, resulting in reduced gain on sale of loans and loan fee income.

Noninterest expense increased $11,000 and $27,000 for the three and six month periods ended December 31, 2003, respectively, as compared to the same periods the previous year. The primary reason for the above increases were payment of the previously mentioned professional fees totaling $127,500 associated with the pending Monarch Community Bancorp merger transaction.

Net loans, including loans held for sale, decreased $1.9 million from June 30, 2003, as management felt it prudent, given the low interest rate environment, to sell fixed rate loan originations in the secondary market.

At December 31, 2003, deposits totaled $69.1 million, a decrease of $3.7 million from June 30, 2003.

Total assets of MSB Financial, Inc., as of December 31, 2003 were $94.9 million, compared to total assets at June 30, 2003 of $103.2 million. Shareholders equity totaled $15.5 million, or $11.84 per share, as of December 31, 2003.

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Condensed Consolidated Statements of Financial Condition
(Unaudited)

	December 31, 2003	June 30, 2003
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$ 4,145	$ 4,658
Securities available for sale	8,708	15,920
Loans, net	72,258	4,139
Other assets	9,780	8,496
Total Assets	$ 94,891	$103,213

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$69,067	$72,805
Borrowings	9,326	11,301
Other liabilities	1,025	3,877
Total Liabilities	$79,418	$87,983

Total Shareholders' Equity	15,473	15,230

Total Liabilities and Shareholders' Equity	$ 94,891	$103,213

Condensed Consolidated Statements of Income

	Six months ended December 31		Three months ended December 31

	2003	2002	2003	2002
	(Dollars in thousands)
Interest income	$ 2,596	$ 3,288	$ 1,260	$ 1,602
Interest expense	853	1,187	409	549
Net interest income	1,743	2,101	851	1,053
Provision for loan losses	50	65	20	50

Net interest income after provision for loan losses	1,693	2,036	831	1,003
Noninterest income	926	1,207	390	650
Noninterest expense	1,848	1,821	955	944
Income before federal income tax expense	771	1,422	266	709
Federal income tax expense	295	499	121	255
Net income	$ 476	$ 923	$ 145	$ 454

Basic earnings per share	$ 0.37	$ 0.75	$ 0.11	$ 0.35
Diluted earnings per share	$ 0.36	$ 0.74	$ 0.11	$ 0.35

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CONTACT: MSB Financial
     Charles B. Cook, 269/781-5103
     www.marshallsavings.com

KEYWORD: MICHIGAN
INDUSTRY KEYWORD: BANKING EARNINGS
SOURCE: MSB Financial